SUB-ITEM 77C: Submission of matter to a vote of security holders

(a) Date of meeting and whether it was an annual or special meeting:

	Shareholders Entitled To Vote	Date of Meeting	Annual/Special Meeting
1	Shareholders of the JNL/Capital Guardian Global Diversified Research Fund	3/21/16	Special
2	Shareholders of the JNL/Eastspring Investments Asia Ex-Japan Fund	3/21/16	Special
3	Shareholders of the JNL/Invesco Large Cap Growth Fund	3/21/16	Special
4	Shareholders of the JNL/Ivy Asset Strategy Fund	3/21/16	Special

(b)	Not Applicable

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter:

	Special Meetings Held on March 21, 2016	Affirmative Votes	Votes Against/ Withheld	Abstentions

1	Shareholders of the JNL/Capital Guardian Global Diversified Research Fund Approval of the Plan of Reorganization for the reorganization of the Fund into the JNL/Oppenheimer Global Growth Fund	12,372,805.874	422,825.025	1,229,773.392

2	Shareholders of the JNL/Eastspring Investments Asia Ex-Japan Fund Approval of the Plan of Reorganization for the reorganization of the Fund into the JNL/Eastspring Investments China-India Fund	15,845,225.496	533,038.203	989,094.798

3	Shareholders of the JNL/Invesco Large Cap Growth Fund Approval of the Plan of Reorganization for the reorganization of the Fund into the JNL/BlackRock Large Cap Select Growth Fund	64,027,249.771	1,253,063.120	6,092,361.280

4	Shareholders of the JNL/Ivy Asset Strategy Fund Approval of certain investment strategy changes for the Fund	178,696,578.806	5,541,243.102	15,827,266.126

(d)	Not Applicable.